As Filed with the Securities and Exchange Commission on February 16, 1999 Registration No. 333-______

            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              EXPRESS SCRIPTS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                               43-1420563
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

                              14000 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                                 (314) 770-1666
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

           EXPRESS SCRIPTS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                            THOMAS M. BOUDREAU, ESQ.
     SENIOR VICE PRESIDENT OF ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                              EXPRESS SCRIPTS, INC.
                              14000 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                                 (314) 770-1666
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                 PROPOSED          ROPOSED
   TITLE OF         AMOUNT        MAXIMUM          MAXIMUM            AMOUNT
  SECURITIES        TO BE        OFFERING         AGGREGATE             OF
    TO BE         REGISTERED       PER             OFFERING        REGISTRATION
  REGISTERED                    OBLIGATION(1)      PRICE(1)             FEE
-------------------------------------------------------------------------------
Deferred
Compensation
Obligations(2)   $8,000,000        100%           $8,000,000           $2,224
-------------------------------------------------------------------------------
Class A Common
Stock, par
value $0.01
per share      50,000 shares(3)   $70.25(4)     $3,512,500           $976.48
-------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of determining the  registration  fee.

     (2) The Deferred Compensation Obligations are unsecured obligations of Express Scripts, Inc. to pay deferred compensation in the future in accordance with the terms of the Express Scripts, Inc. Executive Deferred Compensation Plan (the "Plan").

     (3) Includes such additional shares of Class A common Stock as may be issuable pursuant to antidilution provisions of the Plan.

     (4) Based upon the average of the high and low market prices of the Class A Common Stock on February 12, 1999.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     Express Scripts, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents:

     (a) Annual Report on Form 10-K for the year ended December 31, 1997.

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     (c) Current Report on Form 8-K dated February 19, 1998 and filed March 2, 1998; Current Report on Form 8-K dated February 23, 1998, and filed February 24, 1998; and Current Report on Form 8-K dated March 16, and filed March 26, 1998; Current Report on Form 8-K dated April 1, 1998, and filed April 14, 1998, as amended on Form 8-K/A filed June 12, 1998; Current Report on Form 8-K, dated April 23, 1998 and filed May 5, 1998; Current Report on Form 8-K, dated June 17, 1998, and filed July 20, 1998; Current Report on Form 8-K, dated July 28, 1998, and filed August 5, 1998; Current Report on Form 8-K, dated October 12, 1998, and filed October 27, 1998; Current Report on Form 8-K, dated October 21, 1998, and filed October 29, 1998; and Current Report on Form 8-K, dated November 1, 1998, and filed November 20, 1998.

     (d) The description of the Class A Common Stock as contained in Item 1 of the Registrant's Registration Statement on Form 8-A filed May 12, 1992, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     The following description of the Deferred Compensation Obligations registered hereunder is qualified by reference to the Express Scripts, Inc. Executive Deferred Compensation Plan (the "Plan"). A copy of the Plan is filed as Exhibit 4.1 to this Registration Statement.

     The Deferred Compensation Obligations (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to eligible senior executives and vice-president level executives of the Registrant and its subsidiaries in the future in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

     The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on elections by the participant. The Registrant will establish compensation account(s) on behalf of each participant, to which the Registrant will credit any deferred compensation and Registrant contributions in accordance with the Plan. The compensation account(s) will be credited (or debited) with income (or loss) based upon a hypothetical investment in one or more of the investment options available under the Plan, which includes a hypothetical investment in Class A Common Stock of the Registrant as well as one or more mutual funds, as chosen by each participant from a list of such investment options. A participant's deferred compensation will vest immediately; while the Registrant's contributions vest in varying percentages over a three year period in accordance with the Plan. Except for amounts invested in the Class A Common Stock fund, each compensation account will be payable in cash upon the participant's retirement, termination, death or other date(s) determined in accordance with the Plan. Amounts in a participant's compensation account(s) invested in the Class A Common Stock fund will be distributed in the form of whole shares of Class A Common Stock, with fractional shares paid in cash.

     Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan, and such interests are not subject to attachment, execution, garnishment or other such equitable or legal process.

     The Committee of the Registrant's Board of Directors administering the Plan may amend, alter or terminate the Plan at any time without the prior approval of the Board of Directors; provided that, without the Board's approval, no amendment, modification or termination may materially increase the benefits accruing to participants under the Plan.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Thomas M. Boudreau, Esq. , whose opinion is contained in Exhibit 5.1, owned, as of January 27, 1999, options to purchase 113,500 shares of the Registrant's Class A Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of Delaware (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Eight of the Registrant's Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under
Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit.

     Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Seven of the Registrant's Certificate of Incorporation entitles officers and directors of the Registrant to indemnification to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time.

     New York Life Insurance Company ("New York Life") maintains Directors and Officers/Corporate Reimbursement ("D&O") insurance covering directors and officers of New York Life and its subsidiaries, including the Registrant, and certain other entities for certain expenses and liabilities of such directors and officers while acting in their capacity as such. Such D&O insurance also covers directors and officers of the Registrant while New York Life, directly or indirectly, maintains voting control of the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions , the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     Reference is made to the Exhibit Index filed herewith.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri on January 27, 1999.

                                       EXPRESS SCRIPTS, INC.


                                       By: /s/ Barrett A. Toan
                                          Barrett A. Toan
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Barrett A. Toan, George Paz and Thomas M. Boudreau and each of them (with full power to each of them to act alone) his or her true and lawful attorneys-in-fact and agents, for him or her and on his or her behalf and is his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                        TITLE                             DATE


/s/ Barrett A. Toan         President, Chief Executive        January 27, 1999
Barrett A. Toan             Officer and Director


/s/ Geroge Paz              Senior Vice President and         January 27, 1999
George Paz                  Chief Financial Officer
                            (Principal Financial Officer)

/s/ Joseph W. Plum          Vice President and Chief          January 27, 1999
Joseph W. Plum              Accounting Officer
                            (Principal Accounting Officer)

/s/ Howard I. Atkins
Howard I. Atkins            Director                          January 27, 1999


Judith E. Campbell          Director                          January __, 1999


Richard M. Kernan, Jr.      Director                          January __, 1999


Richard A. Norling          Director                          January __, 1999

/s/ Frederick J. Sievert
Frederick J. Sievert        Director                          January 27, 1999

/s/ Stephen N. Steining
Stephen N. Steinig          Director                          January 27, 1999

/s/ Seymour Sternberg
Seymour Sternberg           Director                          January 27, 1999

/s/ Howard L. Waltman
Howard L. Waltman           Director                          January 27, 1999

/s/ Norman Zachary
Norman Zachary              Director                          January 27, 1999


                                  EXHIBIT INDEX

EXHIBIT NUMBER     DESCRIPTION OF EXHIBITS

4.1                Express Scripts, Inc. Executive Deferred Compensation Plan.

5.1 Opinion of Thomas M. Boudreau, Esq., Senior Vice President of Administration,General Counsel and Secretary of the Registrant

23.1               Consent of PricewaterhouseCoopers LLP

23.2               Consent of Ernst & Young LLP - Minneapolis, Minnesota

23.3               Consent of Ernst & Young LLP - Pittsburgh, Pennsylvania

23.4               Consent of Thomas M. Boudreau, Esq.(included in Exhibit 5.1)

24.1               Power of Attorney (included in Signature Page).